Results of Meeting of Shareholders

AXP STATE TAX-EXEMPT FUND

         CALIFORNIA

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1
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To elect the thirteen nominees specified below as Board members*.

                                   Shares Voted "For"         Shares Withholding Authority to Vote
Arne H. Carlson                      21,524,516.677                        837,689.827
Philip J. Carroll, Jr.               21,510,944.540                        851,261.964
Livio D. DeSimone                    21,488,015.967                        874,190.537
Barbara H. Fraser                    21,503,564.342                        858,642.162
Ira D. Hall                          21,504,616.136                        857,590.368
Heinz F. Hutter                      21,524,064.703                        838,141.801
Anne P. Jones                        21,492,935.946                        869,270.558
Stephen R. Lewis, Jr.                21,492,339.044                        869,867.460
Alan G. Quasha                       21,489,656.727                        872,549.777
Stephen W. Roszell                   21,461,755.035                        900,451.469
Alan K. Simpson                      21,502,603.817                        859,602.687
Alison Taunton-Rigby                 21,499,341.308                        862,865.196
William F. Truscott                  21,524,292.441                        837,914.063

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Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes

  18,391,820.475          1,864,081.802        1,191,814.227      914,490.000

* Denotes Registrant-wide proposals and voting results.